Loeb Arbitrage Management LP

Loeb Offshore Management LP

Carl M. Loeb Advisory Partners, L.P.

CODE OF ETHICS

April 2013

Loeb Arbitrage Management LP, Loeb Offshore Management LP, and Carl M. Loeb Advisory Partners, L.P., doing business as Loeb King Capital Management (collectively, the “Firm”) is an investment management company. In order to educate our Employees, protect our reputation and guard against the violation of any federal or state laws or regulations the Firm is adopting this Code of Ethics (the “Code”). It is the policy of the Firm that all Employees observe high standards of commercial honor and just and equitable principles of trade in all their dealings on behalf of the Firm.

STANDARD OF CONDUCT AND COMPLIANCE WITH LAWS, RULES & REGULATIONS

It is the Policy of Loeb King Capital Management that all Employees must:

•	Comport themselves in a manner consistent with the standard of conduct as set forth in this Code;

•	Comply with all Federal Securities Laws[1] and other applicable laws and regulations;

•	Report all personal securities transactions and holdings to the Firm as provided below;

•	Report any violations of this Code to the Chief Compliance Officer of the Firm;

•	Certify to the Firm on an annual basis your acknowledgement of the policies and procedures referred to in this Code and your agreement to abide by these rules.

All client business engaged in by the Firm and its Employees is based on the fundamental principle that we place the interests of our clients first. Importantly, Employees have a fiduciary duty to all clients. Simply put, “Fiduciary Duty” is the duty to act in the best interests of another. This duty also includes the obligation to act in good faith and in an ethical manner to avoid conflicts of interest to the extent reasonably possible. We have the responsibility to disclose all potential material conflicts of interests with our clients and to place the interests of the client and the Firm before our own personal interests in the conduct of our business.

[1]	“Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.”

All Employees will have access to the Code, the Firm Compliance Manual and all policies applicable to such Employee’s position and duties at the Firm. This information is stored electronically and is available by clicking on the Compliance icon on the Employee’s desktop computer. All Employees are responsible for ensuring that this icon remains on their desktop; if, for any reason, the icon is erased, the Employee should contact the Compliance Department. Employees will be notified whenever an update or amendment is posted to the site and will be required to acknowledge any Code amendments promptly by completing a certification. Any Employee desiring a hard copy of these documents will be supplied one upon request to the Compliance Department. Employees will be required to complete a certification upon joining the Firm and every year thereafter that they have received and understand the Code and any amendments thereto, the Compliance Manual and all applicable policies and procedures and agree to abide thereby.

The Firm has adopted a Compliance Manual that includes additional policies that, together with this Code, are designed to identify and mitigate conflicts of interest, including our Policy Statement on Insider Trading (including Information Walls), Gift and Entertainment Policy, Political Contribution Policy, and Outside Business Policy.

PROTECTION OF MATERIAL NON PUBLIC INFORMATION

All Employees must review and comply with Policy Statement on Insider Trading (Appendix 1). It is unlawful to trade in any security on the basis of material non-public (or inside) information or to disclose such information to others who may profit from it. This includes any information regarding our clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of our funds.

PERSONAL ACCOUNT TRADING AND REPORTING

Statement of Policy-Definitions-The S.E.C requires that all “Access Persons” of Investment Advisors registered under the 40 Act must report all transactions and holdings of Reportable Securities to the Firm.

For purposes of this policy, “Access Person” is defined as all non-clerical Employees of the Firm. Brokerage accounts of Access Persons covered by this policy (“Covered Accounts”) are defined as any account in the name of the Access Person, or which the Access Person has substantial discretion over in which the Access Person may buy, sell or hold securities. Covered Accounts also include: (i) accounts of an Access Person’s spouse (including IRA and Keogh accounts); (ii) accounts of an Access Person’s children and children’s spouses provided that such persons live in the Access Person’s home or are financially dependent upon the Access person; (iii) accounts of any other relative who lives in the Access Person’s home or over whose account the Access Person has control; (iv) accounts of a trust of which the Access person is a trustee or the beneficiary or as to which the Access Person otherwise could be expected to control or influence; and (v) accounts of a partnership, corporation, trust or other entity whose accounts the Access Person or any of the above parties could be expected to control. Covered Accounts do not include accounts in which the Employee can buy, sell or hold only open-end mutual funds, direct obligations of the U.S. Government or money market instruments. All other Securities are subject to this policy, and are defined as “Reportable Securities”.

Registration of accounts-All Access persons will be given a user name and password in the Firm’s electronic personal trading system (“PTCC”) at https://secure.complysci.com. Covered Accounts for Access Persons in which Reportable Securities may be bought, sold or held must be registered in PTCC. Notice must also be given to the broker to send duplicate confirmations and account statements to PTCC electronically or, if electronic transmission is not supported by the broker, by hard copy to the Firm’s Compliance Department.

Restricted List-The Firm will maintain a restricted list and make such list available to each Access Person. Access Persons are not permitted to trade in any securities that appear on the Restricted List that relates to such Access Person.

Special Restriction-All Firm Employees are prohibited from participating in Initial Public Offerings.

Pre-Approval of Trades-Access Persons must request approval for all transactions in Reportable Securities prior to execution. Pre-approval will be obtained by entering the proposed transaction into PTCC. PTCC will then either approve or deny the transaction, based on the restrictions contained in this policy. If the transaction is approved, the Employee will have until the end of day to execute. If execution is not completed by end of day, the approval will be stale and a new pre-approval must be obtained.

Special Restriction: Supervised Persons-All Employees that are Portfolio Managers, Analysts, Traders or that hold positions with similar duties (“Supervised Persons”) may not execute transactions in Reportable Securities except in accordance with the following exceptions and upon pre-approval in PTCC:

•	Investments in ETFs representing a broad-based index, municipal securities, foreign mutual funds and interests in third-party managed hedge funds;

•	Any of the private investment funds managed by the Firm;

•	Existing holdings of any Reportable Security purchased by any Supervised Persons prior to their joining the Firm or obtained through a non-volitional event may be sold in a Covered Account with prior approval.

The requirement to obtain pre-approval for both Access and Supervised Persons does not apply in the following circumstances:

•	Any acquisition or reduction of reportable securities through non-volitional events such as dividend reinvestments, stock splits or reverse splits;

•	Any personal account over which an Employee has granted investment discretion to a third-party manager, provided that (1) the Employee does not have substantive investment-related discussions with the third-party manager and provides an annual certification to the Firm to that effect; (2) the personal account is restricted from acquiring securities issued in an IPO or private placements; and (3) Security Holdings Reports and Transactions Reports are provided to the Firm. Please note that the CCO may, at his discretion, refuse or revoke this exemption.

Security Holdings Reports-All Access Persons must submit a report to the CCO or his Delegate, either through PTCC or in hard copy, of all Reportable Securities held in all Covered Accounts within 10 days after becoming an Access Person of the Firm and thereafter at least once per calendar year. Such reports must be as of a date that is within 45 days of the date of submission. The report must include: (1) a list of all Covered Accounts including the name of the broker, dealer or bank in which the Covered Account is maintained; and (2) the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security held in the Covered Account.

Transaction Reports-All Access Persons are required to submit confirmations of every transaction in a Reportable Security promptly after execution. Confirmation of transactions may be done through PTCC by request to the executing broker, or in hard copy to the CCO or his delegate. Confirmation of each transaction must contain, at a minimum; the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the access person submits the report. It is essential that all reports of transactions be submitted on a timely basis. Federal Securities law requires that a report of all transactions effected in Covered Accounts by Access persons be submitted at least quarterly. Prompt reporting of all transactions as they occur satisfies this requirement.

Annual Certification-On an annual basis, each Access Person must sign an attestation and certify to the Firm that he or she has complied with all personal security transaction restrictions and disclosure requirements included in the Code. The Access Person must also certify that all transactions and holdings have been reported to the Firm in accordance with this Code of Ethics. All Access Persons will also be required to acknowledge that they have received a copy of this Code of Ethics and any amendments.

OVERSIGHT OF THE CODE AND RECORD KEEPING

It is the responsibility of the Firm to establish controls to minimize and, where practicable, detect violations of this Code. Employees have an obligation to report questionable incidents that could result in unethical or illegal behavior to the Chief Compliance Officer or his delegate. No Employee will be penalized or retaliated against in any way for reporting inappropriate conduct.

The Firm’s Chief Compliance Officer, Robert S. Schwartz, and the Compliance Manager, Shelby Drescher, will assist Employees in interpreting this Code and will maintain records of trade requests and approvals and any exceptions or violations of the Code and any sanctions relating to violations. Employees should consult the CCO or the Compliance Manager with any questions about the Code.

Rule 204-2(a) (12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to the Advisor Code. Supplemental Policies are included in the Compliance Manual.

Failure to comply with the provisions of this Code is grounds for disciplinary action, including discharge by the Firm. Adherence to the Code is considered a basic condition of employment with the Firm. Any Employee who has any doubt as to the propriety of any activity should consult with the Firm’s CCO or his delegate immediately.

This Code belongs to the Firm and may not be given to any person, other than an Employee of the Firm, without permission in advance from the CCO or his delegate. However, the CCO or his delegate will provide a copy of our code of ethics to any client or prospective client upon request.